First Quarter ended March 31, 2003

Description of Business
The Company is an exploration stage company engaged in the acquisition, exploration and when warranted, development of mineral properties in Canada, the United States, and Mexico. The Company's primary properties include the Elk property in British Columbia which includes the Siwash Gold deposit; the Caballo Blanco, Yago/La Sarda, El Pulpo and Galeana prospects, all located in Mexico. None of the Company's property interests are beyond advanced exploration stage. The Company is a reporting issuer in Ontario, British Columbia and Alberta and trades on the TSX under the symbol AMM.

Exploration Programs
During this quarter, we initiated a till sampling program using a sonic drill to follow the diamond indicator mineral train easterly across our 30% owned MacKay Lake property. Weather delays resulted in less drilling done than planned, but results indicate we have successfully reduced the search area to one square kilometre or about 4% of the former area where a diamondiferous kimberlite could occur. We plan to return in November to do intensive ground geophysics of this reduced area, followed by more sonic drilling and, hopefully, diamond drilling next spring to seek the source pipe for the diamond indicator minerals we have been following.

Plans have been made to dismantle the mill we purchased last fall and move it to Merritt, B.C. for potential use at our Siwash gold property. The mill will be moved in June/July. We are currently planning and permitting a summer drill program.

Just before the start of this period we optioned the Caballo Blanco copper gold property in Mexico to Comaplex Minerals Corp. who can earn a 60% interest for expenditures of US$2,000,000. A work program including geology, alteration mapping and induced polarization surveys is currently underway.

Our Galeana gold property in Mexico is optioned to Grid Capital Corporation who can earn a 60% interest for expenditures of US$2,000,000 and issuing 400,000 shares to Almaden. An initial program of geologic mapping, prospecting and induced polarization geophysics was recently completed and results are awaited.

The El Pulpo copper gold property in Mexico was optioned to Ross River Minerals Ltd., who also have our Ram gold property in the Yukon under option. Ross River can earn a 60% interest in El Pulpo by spending US$3,000,000 and issuing 425,000 shares to Almaden. A work program is currently underway.

Subsequent to the end of the period, exploration on our BHP Billiton copper-gold JV in Mexico has resulted in the staking of several properties, two of which are gold properties, one of which carries significant assays. Visible gold was also found in this low sulfidation vein system. Phase I of exploration is managed by Almaden with a year 1 budget of US$400,000 with the Company responsible for 50% of these costs.

The Company also acquired an option on the San Pablo property, Nayarit State. The property was recognised during reconnaissance work in late 2002. Almaden has negotiated the right to acquire a 100% interest. The terms of the deal require Almaden to pay the owners US$100,000 over a period of six years, which includes a final payment of US$75,000 in the sixth and final year. The property has had no past production, however the owners retain the right to mine the property at less than 150 tonnes per day. Almaden can elect to buy this right at any time for a one time payment of US$1.5 M. Initial sampling by Almaden has returned anomalous values on several different portions of a prominent ridge forming epithermal vein system. This sampling includes a 21.8 meter wide series of continuous chip samples across the exposed width of a quartz vein system that returned an average grade of 3.0 g/t Au and 57 g/t Ag. At one end of this series of samples 7.4 meters averaged 7.4 g/t Au and 62 g/t Ag. A geological program will be planned for next fall.

Ascot Resources Ltd. drilled 1098.2 metres in six holes on our Yago gold property on one of four parallel veins. One hole did not reach the vein, one had no recovery in the vein section and the other four holes intersected widths of vein from 0.3 to 4.71 metres and grades from 0.30 to 4.74 grams per tonne of gold. All four veins have had previous production. Almaden plans to conduct further geologic work prior to planning any further drilling or dealing the property.

Drilling on the Tropico and San Carlos properties proved disappointing and Sumitomo advised they do not plan further work at Tropico. Aurcana is currently reviewing its plans for San Carlos.

Future Plans
The Company's active properties give exposure to several potential gold discovery opportunities in the period ahead, with the added potential for renewed gold production from our high grade Siwash property. We feel we are well positioned to profit from any further increases in the gold price.

Financial Results
For the three months ended March 31, 2003, the Company incurred a loss of $275,709 ($0.01 per share), comparable to the loss of $284,529 ($0.02 per share) for the three months ended March 31, 2002.

Revenue increased in the three months ended March 31, 2003 due to a higher rate of return being earned on cash available for investment.

Expenses remained consistent in the three months ended March 31, 2003 with the three months ended March 31, 2002 but with general and administrative expenses decreasing by $114,781 mainly due to the amalgamation and the reduction of operating costs in Mexico. General exploration increased by $96,799 mainly due to the exploration being undertaken by the joint venture between the Company and BHP Billiton World Exploration Inc. in eastern Mexico.

Financial Position and Liquidity
Operating Cash Flow
Cash flow used in operations, after allowing for the effects of changes in non-cash working capital components, was $189,105 in the three months ended March 31, 2003 compared to cash provided from operations of $535,920 in the three months ended March 31, 2002. Cash was provided during the quarter ended March 31, 2002 on the receipt of cash in advance of closing a private placement financing in the subsequent quarter .

Financing Activities
Cash was provided by the issuance of shares pursuant to a small private placement financing and on the exercise of stock options and share purchase warrants during the three months ended March 31, 2003.

Investing Activities
Cash provided by investing activities in the three months ended March 31, 2003 totalled $15,576 compared to $246,980 in the three months ended March 31, 2002. During the three months ended March 31, 2003, exploration was undertaken on the ATW diamond property in the Northwest Territory and additional claims were staked and a new property optioned in Mexico. Several of the Company's properties in Mexico are optioned out to third parties who are incurring all costs to earn their interest in the properties. Cash of $216,702 was provided in the three months ended March 31, 2003 on the sale of marketable securities compared to $310,823 in the three months ended March 31, 2002.

Cash Resources and Liquidity
At March 31, 2003, cash and cash equivalents totaled $924,794 compared to $964,967 at December 31, 2002, the Company's most recent financial year-end. Working capital was $1,189,657 at March 31, 2003 compared to $1,521,627 at December 31, 2002. Included in working capital is the Company's inventory of gold recorded at the cost of production, not market value. Also included in working capital is a contingent liability in the event the Company is unsuccessful in its appeal of assessed additional mineral tax for prior years. The Company's current working capital position is sufficient for its Fiscal 2003 requirements.

Risks and Uncertainties
The business of exploring for minerals and mining involves a high degree of risk. There is no certainty that the expenditures made by the Company on the exploration of its properties will result in discoveries of commercial quantities of mineralized material. Most exploration projects do not result in the discovery of commercially mineable ore deposits. There is no certainty that commercial production will be profitable. Profitability depends on many factors including mining costs, recovery rates, metal prices, taxation and environmental remediation costs, and government policies.

ALMADEN
MINERALS LTD.

ADVISORY TO READER

"I have prepared these financial statements for Almaden Minerals Ltd. in my capacity as Chief Financial Officer. No independent firm of professional accountants has audited, reviewed, compiled, or otherwise attempted to verify the accuracy or completeness of these financial statements. - Signed Dione Bitzer, CMA

ALMADEN MINERALS LTD.
Consolidated Interim Balance Sheets

March 31, 2003 and December 31, 2002

		March 31,2003 (unaudited)		December 31,2002 (audited)
ASSETS
CURRENT
Cash and cash equivalents		$924,794	$	$ 964,967
Accounts receivable and prepaid expenses
 167,707

 136,085

Marketable securities
 367,706

 600,074

Inventory
 274,768

 274,768

TOTAL CURRENT ASSETS
1,734,975

1,975,894

FIXED ASSETS
 237,926

 240,494

RECLAMATION DEPOSIT
 81,500

 81,500

MINERAL PROPERTIES (Note 2)
3,530,049

3,337,864

TOTAL ASSETS	$
5,584,450
				$5,635,752
LIABILITIES
CURRENT
Accounts payable and accrued liabilities		$165,665		$61,814
Mineral taxes payable		379,653		392,453
TOTAL CURRENT LIABILITIESv		$545,318		$454,267
SHAREHOLDERS' EQUITY
Share capital Authorized 100,000,000 common shares without par value Issued (Note 3)
22,145,072 shares - March 31, 2003 21,918,722 shares - December 31, 2002		17,522,737		17,389,381
Deficit		(12,483,605)		(12,207,896)
TOTAL SHAREHOLDER'S EQUITY		5,039,132		5,181,485
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$5,584,450		$5,635,752

APPROVED BY THE BOARD:

"Duane Poliquin"
_____________________

"James E. McInnes"
_____________________

ALMADEN MINERALS LTD.
Consolidated Interim Statements of Loss and Deficit

Three month periods ended March 31, 2003 and 2002
(unaudited)

		Three months Ended March 31,2003	Three months Ended March 31,2002
REVENUE Interest income		$11,707	$1,618
Other income
1,500

		11,707
3,118

EXPENSES General and administrative expenses (Schedule)		110,766	225,547
General exploration expenses
148,428

51,629

Write-down of interests in mineral properties
 3,618

 3,747

 262,812

 280,923

LOSS FROM OPERATIONS	$
(251,105)
			$(277,805)
LOSS ON SECURITIES		(15,666)	(22,500)
GAIN ON FIXED ASSETS		-	12,924
FOREIGN EXCHANGE (LOSS)GAIN		$8,938	$2,852
NET LOSS		(275,709)	(284,529)
DEFICIT, BEGINNING OF PERIOD		(12,207,896)	(9,171,871)
DEFICIT,END OF PERIOD		$(12,483,605)	$(9,456,400)
NET LOSS PER SHARE Basic and diluted		$(0.01)	$(0.02)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING		21,970,200	17,123,006

ALMADEN MINERALS LTD.
Consolidated Interim Statements of Cash Flows

Three month periods ended March 31, 2003 and 2002
(unaudited)

	Three months Ended March 31,2003		Three months Ended March 31,2002
OPERATING ACTIVITIES
Net Loss	$(275,709)	$
(284,529)

Items not affecting cash
Depreciation	7,891		7,478
Write-down of interests in mineral properties
3,618

3,747

Loss on securities
 15,666

 22,500

Gain on sale of fixed assets
-

 (12,924)

(248,534)
			(263,728)
Change in non-cash working capital components
Accounts receivable and prepaid expenses	(31,622)		(41,777)
Accounts payable and accrued liabilities	103,851		(17,906)
Mineral taxes payable	(12,800)		(669)
Liability to issue shares	-		860,000
	(189,105)		535,920
FINANCING ACTIVITIES Issuance of shares - net of expense	133,356		-
INVESTING ACTIVITIES Marketable securities
 Proceeds
	216,702		310,823
Fixed assets
Purchases
	(5,323)		(4,877)
  Proceeds
	-		18,587
Mineral properties
  Costs
	(195,803)		(77,553)
	15,576		246,980
NET CASH (OUTFLOW) INFLOW	(40,173)		782,900
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	964,967		274,100
CASH AND CASH EQUIVALENTS, END OF PERIOD	$924,794		$1,057,000

ALMADEN MINERALS LTD.
Note to Consolidated Interim Financial Statements

March 31, 2003
(unaudited)

1. BASIS OF PRESENTATION

These interim unaudited consolidated financial statements do not include all the disclosure required by Canadian generally accepted accounting principles for annual statements and should be read in conjunction with the annual audited financial statements for the year ended December 31, 2002, specifically the following Notes: Note 1 on the Nature of Operations; Note 2 on Amalgamation; Note 3 on the Significant Accounting Policies; Note 4 on the Adoption of Accounting Policy and Note 17 on Contingency. These statements are prepared in accordance with recommendations for interim financial statements in conformity with Canadian generally accepted accounting principles. They have been prepared using the same accounting policies and methods as those used in the December 31, 2002 accounts.

2. MINERAL PROPERTIES

	March 31,2003	December 31, 2002
Canada
ATW Net 30% interest in mineral claims near Lac De Gras, Northwest Territories, Canada	$176,357	$ 117,803
Cabin Lake 100% interest in minerals claims in the Yukon Territory, Canada	35,000	35,000
Caribou Creek 100% interest in minerals claims in the Yukon Territory, Canada	35,000	35,000
Elk 100% interest in the mineral claims in British Columbia, Canada which includes the Siwash gold deposit	1,098,213	1,089,462
MOR 100% interest in minerals claims in the Yukon Territory, Canada	62,024	62,024
PV 100% interest in mineral claims in British Columbia,	99,579	88,962
Yukon Coal 50% interest in 187,698 acre coal prospect in the Yukon Territory, Canada	14,181	14,097
Mexico
Caballo Blanco Option to purchase 100% interest in mineral claims in Veracruz, Mexico	526,855	519,161
El Pulpo 100% interest in mineral claims in Sinaloa State, Mexico	76,584	68,188
San Carlos / San Jose 100% interest in the San Carlos mineral claim and 90% interest in San Jose mineral claim in Tamaulipas State, Mexico	275,698	276,551
Tropico 40% interest in mineral claims in Western Mexico	49,052	35,520
Yago / La Sarda 100% interest in mineral claim in Nayarit State, Mexico	813,312	777,180
Interests in various other mineral claims	268,194	218,916
	3,530,049	$3,337,864

ALMADEN MINERALS LTD.
Note to Consolidated Interim Financial Statements

March 31, 2003
(unaudited)

3. SHARE CAPITAL

Since December 31, 2002, changes in issued shares were are follows:

	Number	Amount
Balance, December 31, 2002	21,918,722	17,389,381
For cash pursuant to private placement (i)	80,000	62,780
For cash on exercise of stock options (ii)	13,850	4,494
For cash on exercise of share purchase warrants (iii)	132,500	66,082
Balance, March 31, 2003	22,145,072	17,522,737

(i) The Company issued 80,000 flow-through common shares on March 13, 2003 on a private placement basis at a price of $0.80 per share. Attached to these common shares were one-half common share purchase warrants. Each whole warrant is exercisable into one common share at $0.95 per share until March 13, 2004.

(ii) During the three months ended March 31, 2003, the Company issued 13,850 common shares upon the exercise of 10,000 stock options at a price of $0.30 per share and 3,850 stock options at a price of $0.388 per share.

(iii) During the three months ended March 31, 2003, the Company issued 115,000 common shares upon the exercise of an equal number of warrants at a price of $0.51 per share and 17,500 common shares upon the exercise of an equal number of warrants at a price of $0.424 per share.

Warrants

At March 31, 2003, the following share purchase warrants were outstanding:

Number ofWarrants	ExercisePrice Range	Expiry date
894,950	$ 0.42/0.47	October 1, 2003/2004
910,000	$ 0.51/0.60	April 2, 2003/2004
180,000	$ 0.60/0.65	April 4, 2003/2004
1,720,000	$ 0.60/0.70	October 15, 2003/2004
40,000	$ 0.95	March 13, 2004
3,744,950

Included in warrants outstanding are 959,700 held by directors.

ALMADEN MINERALS LTD.
Note to Consolidated Interim Financial Statements

March 31, 2003
(unaudited)

4. STOCK BASED COMPENSATION PLANS

The Company has a fixed stock option plan under which, pursuant to the Toronto Stock Exchange, permits the issuance of options up to 10% of the Company's issued share capital. The maximum number of shares reserved for issuance under this plan is 2,000,000. At March 31, 2003, the Company has reserved 646,000 stock options that may be granted. The exercise price of an option cannot be less than the closing price of the common shares on the Toronto Stock Exchange on the day immediately preceding the grant of the option and the maximum term of all options is five years. Stock options previously granted by the Company and its predecessor, which by the terms of the amalgamation, become options granted by the Company, are not options granted under the Company's fixed stock option plan.

The Board of Directors determines the term of the option (to a maximum of 5 years) and the time during which any option may vest. All options granted during the three months ended March 31, 2003 vested on the date granted.

The following table presents the outstanding options as at March 31, 2003 and changes during the period:

Fixed Options	Shares	Weighted AverageExercisePrice
Outstanding at December 31, 200	2,734,533	$ 0.44
Granted	379,000	0.80
Exercised	(13,850)	0.32
Outstanding at March 31, 2003	3,099,683	$0.48
Options exercisable at March 31, 2003	3,099,683

The following table summarizes information about stock options outstanding at March 31, 2003:

Options Outstanding and exercisable

Number outstanding at December 31, 2002	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
91092 725,000 154,850 698,591 77,000 975,000 379,000	3.3 2.9 6.5 5.1 2.0 3.9 4.9	0.27 0.30 0.39 0.45 0.49 0.55 0.80
3,099,683

ALMADEN MINERALS LTD.
Note to Consolidated Interim Financial Statements

March 31, 2003
(unaudited)

4. STOCK BASED COMPENSATION PLANS (Continued)

The fair value assigned to stock options granted during the three months ended March 31, 2003 was $94,000. Had the portion of this compensation cost been charged to earnings, the net loss for the three months ended March 31, 2003 would have been $369,709 while the basic and diluted loss per share would remain unchanged.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in the three months ended March 31, 2003: dividend yield of 0%; expected volatility of approximately 60%; risk-free rate of 3.5% and expected lives of five years. The weighted-average fair value of options granted in the three months ended March 31, 2003 was $0.80.

5. RELATED PARTY TRANSACTIONS

A company controlled by the President of the Company was paid $26,400 for geological services during the three months ended March 31, 2003. The Company was also paid $1,200 for maintenance of the Company's website.

A company controlled by a Director of the Company was paid $35,194 for geological services during the three months ended March 31, 2003.

6. COMPARATIVE FIGURES

Certain of the March 31, 2002 comparative figures have been reclassified to conform with the financial statement presentation adopted at December 31, 2002.

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Bank charges and interest	$1,657	$1,392
Consulting	2,500	3,850
Depreciation	7,891	7,477
Insurance	1,484	1,435
Office and Licences	24,345	30,382
Professional fees	32,627	70,102
Rent	19,606	21,434
Stock exchange fees	11,245	52,988
Telephone	3,519	3,268
Transfer agent fees	1,587	4,691
Travel and promotion	4,305	28,528
	$110,766	$225,547